EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Six Months Ended September 30, 2011

WOOSTER, Ohio, Oct. 27, 2011 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $309,000 or $0.10 per diluted share for the second fiscal quarter ended September 30, 2011, as compared to $674,000 or $0.23 per diluted share for the second fiscal quarter ended September 30, 2010. The decrease in earnings was primarily due to an increase in both provision for loan losses and provision for impairment on foreclosed assets held for sale, partially offset by reduced provision for federal income taxes. The return on average equity and return on average assets for the 2011 quarter were 3.1% and 0.30%, respectively, compared to 7.0% and 0.66%, respectively, for the 2010 quarter.

Net interest income decreased $49,000 for the quarter ended September 30, 2011, compared to the quarter ended September 30, 2010. Interest income decreased $389,000 during the 2011 quarter due to continued overall low market interest rates compared to the 2010 quarter.   The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments.  Interest expense decreased $340,000 mainly due to lower market interest rates paid on deposits and advances from the Federal Home Loan Bank of Cincinnati in the 2011 quarter compared to the 2010 quarter.

Provision for loan losses increased $322,000 to $442,000 during the 2011 quarter compared to the 2010 quarter. The increase was mainly due to an additional allocated allowance required as a result of an updated appraisal on a single commercial real estate property that serves as collateral for an impaired loan.

Noninterest income increased $47,000 for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010. The increase was mainly due to increased trust income of $33,000 and a $23,000 increase in fee income related to sales of non-deposit investment products. The aforementioned increases were mainly due to non-recurring fees. These increases were partially offset by a decrease in the gain on sale of residential mortgage loans of $21,000.

Noninterest expense increased $238,000 for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010. The increase was primarily due to a $193,000 increase in provision for impairment on foreclosed assets held for sale, of which $150,000 was related to a single commercial real estate property, and an increase of $82,000 in salaries and employee benefits. The large increase in the provision for impairment on foreclosed assets is related to the continued evaluation and appraisal of foreclosed property held by the Bank. Salaries and employee benefits increased mainly due to merit increases and increased commission based compensation quarter over quarter. Federal deposit insurance premiums decreased by $46,000 due to lower assessment rates for the 2011 period compared to the 2010 period.

For the six month period ended September 30, 2011, net income totaled $824,000 or $0.28 per diluted share, compared to net income of $1.3 million, or $0.45 per diluted share for the six month period ended September 30, 2010. The decrease in earnings was primarily due to an increase in both provision for loan losses and provision for impairment on foreclosed assets held for sale which was partially offset by reduced provision for federal income taxes. The return on average equity and return on average assets for the six month period ended September 30, 2011 were 4.2% and 0.40%, respectively, compared to 6.9% and 0.64%, respectively, for the six month period ended September 30, 2010.

Net interest income decreased $39,000 for the six months ended September 30, 2011 compared to the six months ended September 30, 2010. Interest income decreased $724,000 during the 2011 period due to continued overall low market interest rates compared to the 2010 period.   The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments. Interest expense decreased $685,000 mainly due to lower market interest rates paid on deposits and borrowings in the 2011 year to date period compared to the comparable 2010 period.

Provision for loan losses increased $202,000 to $512,000 during the 2011 six month period compared to the 2010 six month period. The increase was mainly due to an additional allocated allowance required for an updated appraisal on a single commercial real estate property that serves as collateral for an impaired loan.

Noninterest income decreased $4,000 for the six months ended September 30, 2011 compared to the same period ended September 30, 2010 mainly due to reduced gain on sale of residential mortgage loans, partially offset with increased trust income and increased fee income related to the sales of non-deposit investment products, both of which are non-recurring in nature.

Noninterest expense increased $499,000 for the six months ended September 30, 2011 compared to the six months ended September 30, 2010. The increase was mainly due to a $434,000 increase in the provision for impairment on foreclosed assets held for sale, of which $337,000 was related to a single commercial real estate property, and an increase of $127,000 in salaries and employee benefits. Salaries and employee benefits increased mainly due to merit increases and increased commission based compensation period over period.  Federal deposit insurance premiums decreased by $83,000 due to lower assessment rates for the 2011 period compared to the 2010 period.

At September 30, 2011, Wayne Savings Bancshares, Inc. reported total assets of $406.3 million, a decrease of $1.4 million from March 31, 2011. Net loans decreased $10.3 million to $229.7 million at September 30, 2011 compared to $240.0 million at March 31, 2011. The allowance for loan losses totaled $3.6 million, or 1.58% of net loans, at September 30, 2011 compared to $3.2 million, or 1.33% of net loans, at March 31, 2011. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $7.7 million at September 30, 2011, or 3.28% of total loans, an increase of $300,000 from the March 31, 2011 balance of $7.4 million, or 3.03% of total loans. Deposits totaled $327.9 million at September 30, 2011, a $7.9 million, or 2.5%, increase from $320.1 million at March 31, 2011. The increase in deposits was used to pay down FHLB borrowings by $10.5 million during the six months, with the remainder being retained in cash and investment securities. Advances from the FHLB totaled $29.1 million at September 30, 2011 compared to $39.5 million at March 31, 2011. Stockholders' equity amounted to $40.0 million, or 9.85% of total assets at September 30, 2011, an increase of $1.7 million from $38.3 million, or 9.39% of total assets at March 31, 2011. The increase in stockholders' equity was mainly due to an increase of $1.2 million in accumulated other comprehensive income from gains on available-for-sale securities and net income of $824,000, partially offset by dividends paid of $360,000.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months ended September 30,
	2011	2010

Quarterly Results

Net Interest Income	$3,185	$3,234
Net Income	$309	$674
Earnings Per Share:
Basic	$ 0.10	$ 0.23
Diluted	$ 0.10	$ 0.23
Return on Average Assets (Annualized)	0.30%	0.66%
Return on Average Equity (Annualized)	3.10%	6.98%

	For the Six Months ended September 30,
	2011	2010

Year to Date Results

Net Interest Income	$6,467	$6,506
Net Income	$824	$1,317
Earnings Per Share:
Basic	$ 0.28	$ 0.45
Diluted	$ 0.28	$ 0.45
Return on Average Assets (Annualized)	0.40%	0.64%
Return on Average Equity (Annualized)	4.16%	6.91%

	September 30, 2011	March 31, 2011

End of Period Data

Total Assets	$406,304	$407,738
Stockholders' Equity to Total Assets	9.85%	9.39%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$13.32	$12.74

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data --- unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010

Interest income	$ 4,212	$ 4,601	$ 8,584	$ 9,308
Interest expense	1,027	1,367	2,117	2,802
Net interest income	3,185	3,234	6,467	6,506
Provision for loan losses	442	120	512	310
Net interest income after provision for loan losses	2,743	3,114	5,955	6,196
Noninterest income	534	487	975	979
Noninterest expense	2,952	2,714	5,954	5,455
Income before federal income taxes	325	887	976	1,720
Provision for federal income taxes	16	213	152	403
Net income	$ 309	$ 674	$ 824	$ 1,317

Earnings per share
Basic	$ 0.10	$ 0.23	$ 0.28	$ 0.45
Diluted	$ 0.10	$ 0.23	$ 0.28	$ 0.45

Dividends per share	$ 0.06	$ 0.06	$ 0.12	$ 0.12

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	September 30, 2011	March 31, 2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$12,222	$8,271
Investment securities, net (1)	138,038	132,547
Loans receivable, net	229,660	239,993
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,276	6,892
Foreclosed assets held for sale, net	1,482	2,214
Other assets	12,601	12,796
TOTAL ASSETS	$406,304	$407,738

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$327,932	$320,072
Other short-term borrowings	5,339	6,373
Federal Home Loan Bank Advances	29,067	39,507
Accrued interest payable and other liabilities	3,954	3,507
TOTAL LIABILITIES	366,292	369,459

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,990	35,997
Retained earnings	16,301	15,828
Shares acquired by ESOP	(676)	(719)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	2,529	1,305
TOTAL STOCKHOLDERS' EQUITY	40,012	38,279

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$406,304	$407,738
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767